MISTRAS GROUP, INC. ELECTS
CHARLES P. PIZZI TO BOARD OF DIRECTORS
PRINCETON JUNCTION, N.J. – DECEMBER 2, 2020 – MISTRAS Group, Inc. (NYSE: MG) announced today that Mr. Charles P. Pizzi, Independence Health Group Chairman and former executive of Tasty Baking Company, has been elected to the company’s Board of Directors, effective January 1, 2021.
As part of his Board appointment, Mr. Pizzi will serve as a member of the Board’s Audit Committee and Corporate Governance Committee.
“We are delighted that Mr. Pizzi will be joining the MISTRAS Board,” said Dennis Bertolotti, MISTRAS Group President and Chief Executive Officer (CEO). “We look forward to his contributions, as he brings with him a tremendous breadth of executive leadership and corporate governance experience, along with a reputation for his commitment to excellence and integrity.”
“We welcome Mr. Pizzi’s counsel and perspective as MISTRAS continues to fortify its position as an asset protection industry leader,” said Dr. Sotirios J. Vahaviolos, MISTRAS Group founder and Executive Chairman.
Mr. Pizzi served as President & CEO of the NASDAQ-listed Tasty Baking Company, a Philadelphia-based snack manufacturer with distribution across the United States, from 2002 to 2011. Prior to this role, Mr. Pizzi was President and CEO of the Greater Philadelphia Chamber of Commerce for 13 years, overseeing a record growth in membership.
Mr. Pizzi has served on the Board of Directors of Independence Health Group since 1991 and as Chairman of the Board since 2018, where he has contributed to the company’s revenue growth from $3 billion to $19 billion. He also serves as Lead Director for Pennsylvania Realty Trust, and on the boards for Brandywine Realty Trust and Franklin Square Energy and Global Opportunity Funds. Previously, he served as Chairman of the Federal Reserve Bank of Philadelphia from 2010-2011, and as a Director 2008 to 2011.
Mr. Pizzi is an active participant in civic and community affairs, holding board member positions for multiple non-profit organizations spanning education, fine arts, and industrial development. In 2009, Mr. Pizzi was awarded the William Penn Award, the highest honor in the Greater Philadelphia business community.
Mr. Pizzi graduated with a B.A. from La Salle University (Philadelphia, PA), earned an M.S. at the University of Pennsylvania, and received an honorary doctorate from St. Joseph's University (Philadelphia, PA).
For more information about MISTRAS Group’s Corporate Governance, visit https://investors.mistrasgroup.com/.
About MISTRAS Group, Inc.
MISTRAS Group, Inc. (NYSE: MG) is a leading "one source" multinational provider of integrated technology-enabled asset protection solutions, helping to maximize the safety and operational uptime for civilization’s most critical industrial and civil assets.
Backed by an innovative, data-driven asset protection portfolio, proprietary technologies, and decades-long legacy of industry leadership, MISTRAS leads clients in the oil and gas, aerospace and defense, renewable and nonrenewable power, civil infrastructure, and manufacturing industries towards achieving and maintaining operational excellence. By supporting these organizations that help fuel our vehicles and power our society; inspecting components that are trusted for commercial, defense, and space craft; and building real-time monitoring equipment to enable safe travel across bridges, MISTRAS helps the world at large.
MISTRAS enhances value for its clients by integrating asset protection throughout supply chains and centralizing integrity data through a suite of Industrial IoT-connected digital software and monitoring solutions. The company’s core capabilities also include non-destructive testing field and in-line inspections enhanced by advanced robotics, laboratory quality control and assurance testing, sensing technologies and NDT equipment, asset and mechanical integrity engineering services, and light mechanical maintenance and access services.
For more information about how MISTRAS helps protect civilization’s critical infrastructure, visit https://www.mistrasgroup.com or contact Nestor S. Makarigakis, Group Vice President of Marketing at marcom@mistrasgroup.com.